Exhibit 4.2

This Dated Subordinated Debt Security is in global form within the meaning of the Dated Subordinated Debt Securities Indenture hereinafter referred to and is registered in the name of The Depository Trust Company, a New York corporation (“DTC”), or a nominee of DTC, which may be treated by the Issuer, the Trustee and any agent thereof as owner and holder of this Dated Subordinated Debt Security for all purposes.

Notwithstanding any other term of the Dated Subordinated Debt Securities represented by this Global Security or the Dated Subordinated Debt Securities Indenture (as defined herein) or any other agreements, arrangements or understandings between the Issuer and any Holder (including for these purposes each holder of a beneficial interest in the Dated Subordinated Debt Securities), by its acquisition of the Dated Subordinated Debt Securities, each Holder of the Dated Subordinated Debt Securities acknowledges, accepts, agrees to be bound by and consents to: (a) the effect of the exercise of any UK Bail-in Power (as defined herein) by the Relevant UK Resolution Authority (as defined herein), whether or not imposed with prior notice, that may include and result in:  (i) the reduction of all, or a portion, of the Amounts Due (as defined herein); (ii) the conversion of all, or a portion, of the Amounts Due on the Dated Subordinated Debt Securities into the Issuer’s or another Person’s shares, other securities or other obligations (and the issue to or conferral on the Holder of the Dated Subordinated Debt Securities of such shares, other securities or other obligations) including by means of an amendment, modification or variation of the terms of the Dated Subordinated Debt Securities; (iii) the cancellation of the Dated Subordinated Debt Securities; and/or (iv) the amendment or alteration of the maturity of the Dated Subordinated Debt Securities or the amount of interest payable on the Dated Subordinated Debt Securities, or the date on which the interest becomes payable, including by suspending payment for a temporary period; and (b) the variation, if necessary, of the terms of the Dated Subordinated Debt Securities Indenture or the Dated Subordinated Debt Securities to give effect to the exercise of the UK Bail-in Power by the Relevant UK Resolution Authority.

Unless this certificate is presented by an authorized representative of DTC to the Issuer or its agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

Unless and until it is exchanged in whole or in part for Dated Subordinated Debt Securities in definitive form in the limited circumstances referred to in the Dated Subordinated Debt Securities Indenture, this Global Security may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any such nominee to a successor depositary or a nominee of such successor depositary.

Registered No. [ ]	Principal Amount: $[ ]
CUSIP: [ ] ISIN: [ ]

SANTANDER UK GROUP HOLDINGS PLC

[ ]% Notes due [ ]

Santander UK Group Holdings plc, a public limited company incorporated in England and Wales (hereinafter called the “Issuer,” which term shall include any successor entity under the Dated Subordinated Debt Securities Indenture), for value received, hereby promises to pay to Cede & Co., as nominee for DTC, or registered assigns, upon presentation, the principal sum of [   ] DOLLARS ($[   ]) on [   ] (the “Maturity Date”) and to pay interest thereon from [   ], or from the most recent interest payment date to which interest has been paid or duly provided for, semi-annually in arrears on [   ] and [   ] in each year (each, an “Interest Payment Date”), and on the Maturity Date, commencing on [   ], at the rate of [   ]% per annum, until the entire principal hereof is paid or made available for payment.

The interest so payable, and punctually paid or duly provided for on any Interest Payment Date will, as provided in the Dated Subordinated Debt Securities Indenture, be paid to the Person in whose name this Dated Subordinated Debt Security is registered at the close of business on the Regular Record Date for such interest, which shall be the fifteenth calendar day (whether or not a Business Day) preceding the related Interest Payment Date.  Any such interest not so punctually paid or duly provided for shall forthwith cease to be payable to the Holder on such Regular Record Date, and may either be paid to the Person in whose name this Dated Subordinated Debt Security is registered at the close of business on a Special Record Date for the payment of Defaulted Interest to be fixed by the Issuer, or may be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Dated Subordinated Debt Securities may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Dated Subordinated Debt Securities Indenture.

Payment of the principal of and interest on and any Additional Amounts in respect of this Global Security will be paid to DTC for the purpose of permitting DTC to credit the principal and interest received by it in respect of this Global Security to the accounts of the beneficial owners thereof; provided, however, that if this Dated Subordinated Debt Security is not a Global Security, payment of the principal of, interest on and Additional Amounts, if any, in respect of this Dated Subordinated Debt Security will be made at the office or agency of the Trustee in The City of New York, or elsewhere as provided in the Dated Subordinated Debt Securities Indenture, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; and provided, further, that at the option of the Issuer payment of interest may be made by (a) check mailed to the address of the Person entitled thereto as such address shall appear in the Register or (b) transfer to an account of the Person entitled thereto located inside the United States.

If an Interest Payment Date or Redemption Date, or the Maturity Date, as the case may be, would fall on a day that is not a Business Day, then the Interest Payment Date, or Redemption Date, or the Maturity Date, as the case may be, will be postponed to the next succeeding Business Day, but no additional interest shall be paid unless the Issuer fails to make payment on such next succeeding Business Day.

All payments of principal and interest in respect of the Dated Subordinated Debt Securities by the Issuer will be made without withholding of or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatsoever nature imposed or levied by or on behalf of the country in which the Issuer is organized, or any political subdivision of the same or authority therein or thereof having power to tax (the “Taxing Jurisdiction”), unless the withholding or deduction of such taxes, duties, assessments or governmental charges is required by law. In that event the Issuer will pay such additional amounts (“Additional Amounts”) as may be necessary in order that the net amounts receivable by the Holders after such withholding or deduction shall equal the amounts which would have been receivable in the absence of any requirement to make such withholding or deduction, except that no such Additional Amounts shall be payable in relation to any such tax,  duty, assessment, governmental charge, deduction or withholding which:

(i)            would not be payable or due but for the fact that the Holder or beneficial owner is domiciled in, or is a national or resident of, or engaging in business or maintaining a permanent establishment or being physically present in, the Taxing Jurisdiction, or otherwise has some connection or former connection with the Taxing Jurisdiction other than the holding or ownership of a Dated Subordinated Debt Security, or the collection of principal or interest payments on, or the enforcement of, a Dated Subordinated Debt Security;

(ii)           would not be payable or due but for the fact that the certificate representing the relevant Dated Subordinated Debt Securities (x) is presented for payment more than thirty (30) days after the date payment became due or was provided for, whichever is later, except to the extent that the Holder would have been entitled to such Additional Amount on presenting the same for payment at the close of such thirty (30)-day period or (y) is presented for payment in the Taxing Jurisdiction;

(iii)          is imposed in respect of a Holder that is not the sole beneficial owner of the principal or the interest, or a portion of either, or that is a fiduciary or partnership, but only to the extent that a beneficiary or settlor with respect to the fiduciary, a beneficial owner or member of the partnership or the beneficial owner of such payment would not have been entitled to an Additional Amount had the beneficiary, settlor, beneficial owner or member been the actual Holder of such Dated Subordinated Debt Security;

(iv)          would not have been imposed if presentation for payment of the certificate representing the relevant Dated Subordinated Debt Securities had been made to a paying agent other than the paying agent to which the presentation was made;

(v)           is imposed because of the failure to comply by the Holder or the beneficial owner of any payment on such Dated Subordinated Debt Securities with a request from the Issuer addressed to the Holder or the beneficial owner, including a written request from the Issuer related to a claim for relief under any applicable double tax treaty (x) to provide information concerning the nationality, residence, identity or connection with a taxing jurisdiction of the Holder or the beneficial owner or (y) to make any declaration or other similar claim to satisfy any information or reporting requirement, if the information or declaration is required or imposed by a statute, treaty, regulation, ruling or administrative practice of the Taxing Jurisdiction as a precondition to exemption from withholding or deduction of all or part of the tax, duty, assessment or other governmental charge;

(vi)          is imposed in respect of any estate, inheritance, gift, sale, transfer, personal property, wealth or similar tax, duty assessment or other governmental charge, or

(vii)         is imposed in respect of any combination of the above items.

Any amounts to be paid by the Issuer in respect of the Dated Subordinated Debt Securities shall be paid net of any deduction or withholding imposed or required pursuant to Sections 1471 through 1474 of the Internal Revenue Code of 1986, as amended (the “Code”), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code (or any law implementing such an intergovernmental agreement) (“FATCA”), and the Issuer shall not be required to pay Additional Amounts on account of FATCA.

Whenever in this Dated Subordinated Debt Security there is mentioned, in any context, the payment of the principal of (and premium, if any) or interest, on, or in respect of, the Dated Subordinated Debt Securities such mention shall be deemed to include mention of the payment of Additional Amounts provided for herein to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof pursuant to the provisions hereof and as if express mention of the payment of Additional Amounts (if applicable) were made in any provisions hereof where such express mention is not made.

A “Business Day” is any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in the City of New York or London, England are authorized or required by law, regulation or executive order to close.

Additional provisions of this Dated Subordinated Debt Security are set forth following the signature page hereof, which provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by or on behalf of the Trustee referred to on the reverse hereof by manual signature, this Dated Subordinated Debt Security shall not be entitled to any benefit under the Dated Subordinated Debt Securities Indenture or be valid or obligatory for any purpose.

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IN WITNESS WHEREOF, the Issuer has caused this instrument to be duly executed this [   ] day of [   ], [   ].

SANTANDER UK GROUP HOLDINGS PLC

By:
Name:
Title:

CERTIFICATE OF AUTHENTICATION

This is one of the Dated Subordinated Debt Securities of the series designated herein referred to in the within-mentioned Dated Subordinated Debt Securities Indenture.

Dated:

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Trustee

By:
Authorized Signatory

[   ]% Notes due [   ]

This Dated Subordinated Debt Security is one or all of a duly authorized issue of securities of the Issuer (herein called the “Dated Subordinated Debt Securities”), initially limited in aggregate principal amount to $[   ],  issued and to be issued in one or more series under an Indenture, dated as of April 18, 2017 (the “Dated Subordinated Debt Securities Indenture”), between the Issuer and Wells Fargo Bank, National Association, as trustee in respect of the Dated Subordinated Debt Securities (herein called the “Trustee,” which term includes any successor trustee in respect of the Dated Subordinated Debt Securities under the Dated Subordinated Debt Securities Indenture)  to which Dated Subordinated Debt Securities Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitation of rights, duties and immunities thereunder of the Issuer, the Trustee and the Holders of the Dated Subordinated Debt Securities and of the terms upon which the Dated Subordinated Debt Securities are, and are to be, authenticated and delivered.  This Dated Subordinated Debt Security is one or all of the series designated as the “[   ]% Notes due [   ].” All terms used in this Dated Subordinated Debt Security that are defined in the Dated Subordinated Debt Securities Indenture and not otherwise defined herein shall have the meanings assigned to them in the Dated Subordinated Debt Securities Indenture.

Subject to the provisions of the Dated Subordinated Debt Securities Indenture, the Issuer may redeem the Dated Subordinated Debt Securities, at its option, in whole, but not in part, on [   ], at a Redemption Price equal to 100% of the principal amount of the Dated Subordinated Debt Securities, plus accrued and unpaid interest thereon to, but excluding, the Redemption Date.

As provided in and subject to the provisions of the Dated Subordinated Debt Securities Indenture, the Issuer will also have the option to redeem the Dated Subordinated Debt Securities in whole on any Interest Payment Date, at a Redemption Price equal to 100% of the principal amount, together with accrued but unpaid interest, if any, in respect of the Dated Subordinated Debt Securities to the date fixed for redemption (or, in the case of Original Issue Discount Securities, the accreted face amount thereof, together with accrued interest, if any), if, at any time, the Issuer shall determine (such view being confirmed by a written legal opinion of independent United Kingdom counsel of recognized standing as set forth in the Dated Subordinated Debt Securities Indenture) that as a result of a change in or amendment to the laws or regulations of the Taxing Jurisdiction (including any treaty to which such Taxing Jurisdiction is a party), any change in the official application or interpretation of such laws or regulations (including a decision of any court or tribunal) which change or amendment becomes effective on or after a date included in the terms of such Dated Subordinated Debt Securities:

(a)           in making payment under the Dated Subordinated Debt Securities in respect of principal or premium, if any, or interest, if any, it has or will or would on the next Interest Payment Date become obligated to pay Additional Amounts;

(b)           any payment of Interest on an Interest Payment Date in respect of the Dated Subordinated Debt Securities has been treated as a “distribution,” or the payment of interest on the next Interest Payment Date in respect of any of the Dated Subordinated Debt Securities would be treated as a “distribution,” in each case within the meaning of Section 1000 of the Corporation Tax Act 2010 of the United Kingdom (or any statutory modification or re-enactment thereof for the time being);

(c)           on an Interest Payment Date the Issuer was not entitled, or on the next Interest Payment Date the Issuer would not be entitled, to claim a deduction in respect of such payment of interest in computing its United Kingdom taxation liabilities (or the value of such deduction to the Issuer would be materially reduced);

(d)           the Dated Subordinated Debt Securities will or would no longer be treated as loan relationships for United Kingdom tax purposes;

(e)           the Issuer will not or would not, as a result of the Dated Subordinated Debt Securities being in issue, be able to have losses or deductions set against the profits or gains, or profits or gains offset by the losses or deductions, of companies with which the Issuer is or would otherwise be so grouped for applicable United Kingdom tax purposes (whether under the group relief system current as at the date of issue of the Dated Subordinated Debt Securities or any similar system or systems having like effect as may from time to time exist);

(f)            the Issuer will or would, in the future, have to bring into account a taxable credit, taxable profit or the receipt of taxable income if the principal amount of the Dated Subordinated Debt Securities were written down, on a permanent or temporary basis, or the Dated Subordinated Debt Securities were converted into ordinary shares in the capital of the Issuer; or

(g)           the Dated Subordinated Debt Securities or any part thereof will or would become treated as a derivative or an embedded derivative for United Kingdom tax purposes.

In the event of a redemption as described in the paragraphs above, notice of such redemption to the Holders of the Dated Subordinated Debt Securities of any series to be redeemed in whole but not in part at the option of the Issuer shall be given by mailing notice of such redemption by first class mail, postage prepaid, at least 30 days and not more than 60 days prior to the date fixed for redemption to such Holders of the Dated Subordinated Debt Securities of such series at their last addresses as they shall appear upon the Register of the Issuer.

The Dated Subordinated Debt Securities Indenture contains provisions for satisfaction and discharge of the Dated Subordinated Debt Securities Indenture applicable to the Issuer upon compliance by the Issuer with certain conditions set forth in the Dated Subordinated Debt Securities Indenture, which provisions apply to this Dated Subordinated Debt Security.

If an Event of Default with respect to the Dated Subordinated Debt Securities of this series shall occur and be continuing, the principal of the Dated Subordinated Debt Securities of this series may be declared due and payable in the manner and with the effect provided in the Dated Subordinated Debt Securities Indenture.

As provided in and subject to the provisions of the Dated Subordinated Debt Securities Indenture, if an Event Of Default occurs and is continuing with respect to a series of Dated Subordinated Debt Securities (except in any such case for a solvent winding-up solely for the purpose of a merger, reconstruction or amalgamation of us, the terms of which reorganization, reconstruction or amalgamation (i) have previously been approved in writing by a majority of Holders and (ii) do not provide that the Dated Subordinated Debt Securities shall thereby become redeemable or repayable in accordance with the terms of the dated subordinated debt securities), the Trustee may, and if so requested by the Holders of not less than 25% in principal amount of the outstanding Dated Subordinated Debt Securities of such series will, declare the principal amount (or, in the case of original issue discount securities, the accreted face amount) together with accrued interest, if any, with respect to the Dated Subordinated Debt Securities of such series due and payable immediately, by a notice in writing to us (and to the Trustee if given by the Holder or Holders), and upon any such declaration such principal amount (or specified amount) shall become immediately due and payable.

The Dated Subordinated Debt Securities Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Issuer and the rights of the Holders of the Dated Subordinated Debt Securities under the Dated Subordinated Debt Securities Indenture at any time by the Issuer and the Trustee with the consent of the Holders of not less than a majority in principal amount of the outstanding Dated Subordinated Debt Securities affected by such amendment.  The Dated Subordinated Debt Securities Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Dated

Subordinated Debt Securities at the time outstanding, on behalf of the Holders of all Dated Subordinated Debt Securities, to waive compliance by the Issuer with certain provisions of the Dated Subordinated Debt Securities Indenture and certain past defaults under the Dated Subordinated Debt Securities Indenture and their consequences.  Any such consent or waiver by the Holder of this Dated Subordinated Debt Security shall be conclusive and binding upon such Holder and upon all future Holders of this Dated Subordinated Debt Security and of any Dated Subordinated Debt Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Dated Subordinated Debt Security.

No reference herein to the Dated Subordinated Debt Securities Indenture and no provision of this Dated Subordinated Debt Security or of the Dated Subordinated Debt Securities Indenture shall alter or impair the obligation of the Issuer, which is absolute and unconditional, to pay the principal of and interest on this Dated Subordinated Debt Security at the times, place and rate, and in the coin or currency, herein prescribed.

The Issuer may, from time to time, without the consent of the Holders of the Dated Subordinated Debt Securities, issue additional Dated Subordinated Debt Securities of this series having the same ranking and same interest rate, Stated Maturity, redemption terms and other terms, except for the price to the public and issue date and first Interest Payment Date, as this Dated Subordinated Debt Security; provided, however, that such additional Dated Subordinated Debt Securities must be either treated as part of the same issue of debt instruments for U.S. federal income tax purposes or be issued with an issue price that is no less than the adjusted issue price of this Dated Subordinated Debt Security at the time of issuance of such additional Dated Subordinated Debt Securities for U.S. federal income tax purposes.  Any such additional Dated Subordinated Debt Securities, together with this Dated Subordinated Debt Security, will constitute a single series of Dated Subordinated Debt Securities under the Dated Subordinated Debt Securities Indenture.

As provided in the Dated Subordinated Debt Securities Indenture and subject to certain limitations therein set forth, the transfer of this Dated Subordinated Debt Security is registrable in the Register, upon surrender of this Dated Subordinated Debt Security for registration of transfer at the office or agency of the Issuer in any place of payment where the principal of and interest on this Dated Subordinated Debt Security are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Issuer and the Registrar duly executed by the registered Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Dated Subordinated Debt Securities of this series, of authorized denominations containing identical terms and provisions, of a like aggregate principal amount, will be issued to the designated transferee or transferees.

The Dated Subordinated Debt Securities of this series are issuable only in registered form without coupons in denominations of $200,000 and integral multiples of $1,000 in excess thereof.  As provided in the Dated Subordinated Debt Securities Indenture and subject to certain limitations set forth therein, Dated Subordinated Debt Securities of this series are exchangeable for a like aggregate principal amount of Dated Subordinated Debt Securities of this series of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but, subject to certain exceptions set forth in the Dated Subordinated Debt Securities Indenture, the Issuer may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Dated Subordinated Debt Security for registration of transfer, the Issuer, the Trustee and any agent of the Issuer or the Trustee may treat the Person in whose name this Dated Subordinated Debt Security is registered as the owner hereof for all purposes, whether or not this Dated Subordinated Debt Security be overdue, and none of the Issuer, the Trustee or any such agent shall be affected by notice to the contrary.

The obligations of the Issuer under the Dated Subordinated Debt Securities Indenture and this Dated Subordinated Debt Security and all documents delivered in the name of the Issuer in connection herewith and therewith do not and shall not constitute personal obligations of the directors, officers, employees, agents or shareholders of the Issuer or any of them, and shall not involve any claim against or personal liability on the part of any of them, and all persons including the Trustee shall look solely to the assets of the Issuer for the payment of any claim thereunder or for the performance thereof and shall not seek recourse against such directors, officers, employees, agents or shareholders of the Issuer or any of them or any of their personal assets for such satisfaction.  The performance of the obligations of the Issuer under the Dated Subordinated Debt Securities Indenture and this Dated Subordinated Debt Security and all documents delivered in the name of the Issuer in connection therewith shall not be deemed a waiver of any rights or powers of the Issuer or its directors or shareholders under the Issuer’s Memorandum and Articles of Association.

Notwithstanding any other term of the Dated Subordinated Debt Securities or the Dated Subordinated Debt Securities Indenture or any other agreements, arrangements or understandings between the Issuer and any Holder of the Dated Subordinated Debt Securities (including for these purposes each holder of a beneficial interest in the Dated Subordinated Debt Securities), by its acquisition of the Dated Subordinated Debt Securities, each Holder of the Dated Subordinated Debt Securities acknowledges, accepts, agrees to be bound by and consents to:

(a) the effect of the exercise of any UK Bail-in Power by the Relevant UK Resolution Authority, whether or not imposed with prior notice, that may include and result in:  (i) the reduction of all, or a portion, of the Amounts Due; (ii) the conversion of all, or a portion, of the Amounts Due on the Dated Subordinated Debt Securities into the Issuer’s or another Person’s shares, other securities or other obligations (and the issue to or conferral on the Holder of the Dated Subordinated Debt Securities of such shares, other securities or other obligations) including by means of an amendment, modification or variation of the terms of the Dated Subordinated Debt Securities; (iii) the cancellation of the Dated Subordinated Debt Securities; and/or (iv) the amendment or alteration of the maturity of the Dated Subordinated Debt Securities or the amount of interest payable on the Dated Subordinated Debt Securities, or the date on which the interest becomes payable, including by suspending payment for a temporary period; and

(b) the variation, if necessary, of the terms of the Dated Subordinated Debt Securities Indenture or the Dated Subordinated Debt Securities to give effect to the exercise of the UK Bail-in Power by the Relevant UK Resolution Authority.

No Amounts Due on the Dated Subordinated Debt Securities will become due and payable or be paid after the exercise of any UK Bail-in Power by the Relevant UK Resolution Authority if and to the extent such Amounts Due have been reduced, converted, cancelled, amended or altered as a result of such exercise.

Notwithstanding any other provision of the Dated Subordinated Debt Securities Indenture or the Dated Subordinated Debt Securities, neither a reduction or cancellation, in part or in full, of the Amounts Due, the conversion thereof into another security or obligation of the Issuer or another Person, as a result of the exercise of the UK Bail-in Power by the Relevant UK Resolution Authority with respect to the Issuer, nor the exercise of the UK Bail-in Power by the Relevant UK Resolution Authority with respect to the Dated Subordinated Debt Securities will be an Event of Default.

This Dated Subordinated Debt Security shall constitute a direct, unsecured and subordinated obligation of the Issuer and rank pari passu, without any preference among themselves. In the event of the winding up of the Issuer (except in any such case for a solvent winding-up solely for the purpose of a merger, reconstruction or amalgamation of the Issuer, the terms of which reorganization, reconstruction or amalgamation (a) have previously been approved in writing by a majority of the Holders and (b) do not provide that the Dated Subordinated Debt Securities shall thereby become redeemable or repayable in accordance with the terms of the Dated Subordinated Debt Securities) or the appointment of an administrator of the Issuer where the administrator has given notice that it intends to declare and distribute a dividend, to the extent and in the manner hereinafter set forth in Article 12 of the Dated Subordinated Debt Securities Indenture, the indebtedness represented by this Dated Subordinated Debt Security series and the payment of the principal of (and premium, if any, on) and interest on this Dated Subordinated Debt Security is hereby expressly made subordinate and subject in right of payment to the prior payment in full of all claims of the Senior Creditors of the Issuer, but shall rank pari passu with all other subordinated obligations or preferences shares of the Issuer which constitute (or which, upon issue, constituted or were intended to constitute), or would but for any application limitation on the amount of such capital constitute, Tier 2 Capital (as defined below) (“Pari Passu Securities”) and shall rank in prior to the claims of holders of: (x) all subordinated obligations of the Issuer the claims in respect of which rank, or are expressed to rank, junior to the Dated Subordinated Debt Securities; (y) all obligations of the Issuer which constitute, or would but for any applicable limitation on the amount of such capital constitute, Tier 1 Capital; and (z) all classes of share capital of the Issuer other than preference shares which are Pari Passu Securities.

“Tier 2 Capital” has the meaning given to it in the Capital Rules.

“Capital Rules” means at any time the regulations, requirements, guidelines and policies relating to capital resources requirements or capital adequacy then in effect and applicable to the Group (including, without limitation, any regulations, requirements, guidelines and policies of the Regulator as may from time to time be applicable to the Issuer’s and each other entity which is part of the UK prudential consolidation group (as that term, or its successor, is used in the Capital Rules)).

“Regulatory Approval” means, at any time, such approval, consent or prior permission by, or notification required within prescribed periods to, the Regulator, or such waiver of the then prevailing Capital Rules from the Regulator, as is required under the then prevailing Capital Rules at such time.

Except with the relevant Regulatory Approval and the Issuer’s compliance with any alternative or additional pre-conditions to redemption or repurchase, as applicable, set out in the Capital Rules, (i) no early repayment or redemption may be made in respect of this Dated Subordinated Debt Security and (ii) neither the Issuer nor any of its subsidiaries may purchase this Dated Subordinated Debt Security.

Any amounts receivable by the Trustee from the liquidator in a winding up of the Issuer or following the giving of such notice by the administrators in respect of the claims of Holders in respect of this Dated Subordinated Debt Security series shall be received by the Trustee upon trust to apply the same as follows: (i) first, in payment or satisfaction of all amounts then due and unpaid under Section 6.07 of the Dated Subordinated Debt Securities Indenture to the Trustee and/or any Appointee; (ii) secondly, to the extent of any Shortfall (as defined below), for distribution in or towards payment or satisfaction of the claims of Senior Creditors of the Issuer (other than any amounts payable under sub-clause (i) above) including the costs, charges, expenses and liabilities incurred by the Trustee in or about the execution of the trusts (including the subordination trusts) of these presents and the remuneration of the Trustee under the Dated Subordinated Debt Securities Indenture; and (iii) third, in or towards payment pari passu and rateably of the principal and interest due upon the Dated Subordinated Debt Securities.

“Shortfall” means in the event that any amounts are paid to the Trustee in the winding up of the Issuer or in an administration of the Issuer (where the administrator has given notice that it intends to declare and distribute a dividend) in respect of the claims of the Holders of Dated Subordinated Debt Securities without the claims of the Senior Creditors of the Issuer being paid in full, the amount by which the aggregate amount paid or distributable by the liquidator in the winding up of the Issuer or by the administrator in such an administration as aforesaid of the Issuer in respect of the claims of the Senior Creditors of the Issuer is less than the amount of the claims of the Senior Creditors of the Issuer.

No Holder shall have any right to institute any proceeding, judicial or otherwise, with respect to the Dated Subordinated Debt Securities Indenture, or for the appointment of a receiver or trustee, or for any other remedy hereunder, unless (a) such Holder has previously given written notice to the Trustee of a continuing Default specifying such Default and stating that such notice is a “Notice of Default” under the Dated Subordinated Debt Securities Indenture; (b) the Holders of not less than 25% in aggregate principal amount of the Outstanding Securities of this series shall have made written request to the Trustee to institute proceedings in respect of such Default in its own name, as Trustee hereunder; (c) such Holder has offered to the Trustee reasonable indemnity or security satisfactory to it against the costs, expenses and liabilities to be incurred in compliance with such request; (d) the Trustee for sixty (60) days after its receipt of such notice, request and offer of indemnity or security has failed to institute any such proceeding; and (e) no direction inconsistent with such written request has been given to the Trustee during such sixty-day (60-day) period by the Holders of a majority in principal amount of the Outstanding Securities of this series; it being understood and intended that no one or more Holders of this series shall have any right in any manner whatsoever by virtue of, or by availing of, any provision of the Dated Subordinated Debt Securities Indenture or the Dated Subordinated Debt Security to affect, disturb or prejudice the rights of any other such Holders or holders, or to obtain or to seek to obtain priority or preference over any other such Holders or holders or to enforce any right under the Dated Subordinated Debt Securities Indenture, except in the manner herein provided and for the equal and ratable benefit of all Holders of this series.

By its acquisition of the Dated Subordinated Debt Securities, each Holder of the Dated Subordinated Debt Securities (which for these purposes includes each holder of a beneficial interest in the Dated Subordinated Debt Securities):

(i) to the extent permitted by the Trust Indenture Act, waives any and all claims, in law and/or in equity, against the Trustee for, agrees not to initiate a suit against the Trustee in respect of, and agrees that the Trustee will not be liable for, any action that the Trustee takes, or abstains from taking, in either case in accordance with the exercise of the UK Bail-in Power by the Relevant UK Resolution Authority with respect to the Dated Subordinated Debt Securities;

(ii) acknowledges and agrees that neither a cancellation or deemed cancellation of the principal or interest (in each case, in whole or in part), nor the exercise of the UK Bail-in Power by the Relevant UK Resolution Authority with respect to the Dated Subordinated Debt Securities will give rise to a default for purposes of Section 315(b) (Notice of Default) and Section 315(c) (Duties of the Trustee in Case of Default) of the Trust Indenture Act; and

(iii) acknowledges and agrees that, upon the exercise of the UK Bail-in Power by the Relevant UK Resolution Authority:

(A) the Trustee shall not be required to take any further directions from the Holders of the Dated Subordinated Debt Securities with respect to any portion of the Dated Subordinated Debt Securities that are written-down, converted to equity and/or cancelled under Section 5.12 of the Dated Subordinated Debt Securities Indenture, and

(B) the Dated Subordinated Debt Securities Indenture shall not impose any duties upon the Trustee whatsoever with respect to the exercise of the UK Bail-in Power by the Relevant UK Resolution Authority.

Notwithstanding clauses (i)-(iii) above, if, following the completion of the exercise of the UK Bail-in Power by the Relevant UK Resolution Authority, the Dated Subordinated Debt Securities remain Outstanding (for example, if the exercise of the UK Bail-in Power results in only a partial write-down of the principal of the Dated Subordinated Debt Securities), then the Trustee’s duties under the Dated Subordinated Debt Securities Indenture shall remain applicable with respect to such Dated Subordinated Debt Securities following such completion to the extent the Issuer and the Trustee shall agree pursuant to a supplemental indenture or an amendment to the Dated Subordinated Debt Securities Indenture; provided, however, that, notwithstanding the exercise of the UK Bail-in Power by the Relevant UK Resolution Authority, so long as the Dated Subordinated Debt Securities remain Outstanding, there will at all times be a Trustee for the Dated Subordinated Debt Securities in accordance with, Section 6.09 of the Dated Subordinated Debt Securities Indenture, and the resignation and/or removal of the Trustee and the appointment of a successor Trustee will continue to be governed by Sections 6.10 and 6.11 of the Dated Subordinated Debt Securities Indenture, respectively, including to the extent no additional supplemental indenture or amendment is agreed upon in the event the Dated Subordinated Debt Securities remain Outstanding following the completion of the exercise of the Bail-in Power.

Upon the exercise of the UK Bail-in Power by the Relevant UK Resolution Authority with respect to the Dated Subordinated Debt Securities, the Issuer will provide a written notice to DTC as soon as practicable regarding such exercise of the UK Bail-in Power for the purposes of notifying the Holders of such occurrence. The Issuer will also deliver a copy of such notice to the Trustee for information purposes. Each Holder of the Dated Subordinated Debt Securities (including for these purposes each holder of a beneficial interest in the Dated Subordinated Debt Securities) shall be deemed to have authorized, directed and requested DTC and any direct participant in DTC or other intermediary through which it holds the Dated Subordinated Debt Securities to take any and all necessary action, if required, to implement the exercise of the UK Bail-in Power with respect to the Dated Subordinated Debt Securities as it may be imposed, without any further action or direction on the part of such Holder or the Trustee.

“UK Bail-in Power” means any write-down, conversion, transfer, modification, or suspension power existing from time to time under, and exercised in compliance with, any laws, regulations, rules or requirements in effect in the United Kingdom, relating to the transposition of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms as amended from time to time (“BRRD”), including but not limited to the UK Banking Act 2009, as the same may be amended from time to time, including by the Financial Services (Banking Reform) Act 2013, and the instruments, rules and standards created thereunder, pursuant to which: (i) any obligation of a Regulated Entity (or other affiliate of such Regulated Entity) can be reduced, cancelled, modified, or converted into shares, other securities, or other obligations of such Regulated Entity or any other Person (or suspended for a temporary period); and (ii) any right in a contract governing an obligation of a Regulated Entity may be deemed to have been exercised.

“Regulated Entity” means any BRRD undertaking as such term is defined under the PRA Rulebook promulgated by the United Kingdom Prudential Regulation Authority, as amended from time to time, which includes, certain credit institutions, investment firms, and certain of their parent or holding companies.

“Relevant UK Resolution Authority” means the Bank of England or any other authority with the ability to exercise a UK Bail-in Power.

“Amounts Due” means the principal amount of, and accrued but unpaid interest, including any Additional Amounts due on, the debt securities. References to principal and interest will include payments of principal and interest that have become due and payable but which have not been paid, prior to the exercise of any UK bail-in power by the Relevant UK Resolution Authority.

The Dated Subordinated Debt Securities Indenture and the Dated Subordinated Debt Securities, including this Dated Subordinated Debt Security, shall be governed by and construed in accordance with the law of the State of New York; provided that the subordination provisions of the Dated Subordinated Debt Securities Indenture and the Dated Subordinated

Debt Securities will be governed by, and construed in accordance with, the laws of England and Wales.

Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuer has caused “CUSIP” numbers to be printed on the Dated Subordinated Debt Securities as a convenience to the Holders of the Dated Subordinated Debt Securities.  No representation is made as to the correctness or accuracy of such CUSIP numbers as printed on the Dated Subordinated Debt Securities, and reliance may be placed only on the other identification numbers printed hereon.

ASSIGNMENT FORM

FOR VALUE RECEIVED, the undersigned hereby
sells, assigns and transfers unto

PLEASE INSERT SOCIAL
SECURITY OR OTHER IDENTIFYING
NUMBER OF ASSIGNEE

(Please Print or Typewrite Name and Address, including Zip Code, of Assignee)

the within Security of the company and hereby does irrevocably constitute and appoint attorney to transfer said Security on the books of the within-named company with full power of substitution in the premises.

Dated:

Signature

NOTICE: The signature to this assignment must correspond with the name as it appears on the first page of the within Security in every particular, without alteration or enlargement or any change whatever.

Signature Guaranteed:

NOTICE: Signature(s) must be guaranteed by an “eligible guarantor institution” that is a member or participant in a “signature guarantee program” (e.g., the Securities Transfer Agents Medallion Program, the Stock Exchange Medallion Program and the New York Stock Exchange Medallion Program).